Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Paul G. Van Wagenen

(713) 297-5000

POGO’S SECOND QUARTER NET INCOME UP 59% FROM LAST YEAR;

THAILAND DISPOSITION, NORTHROCK ACQUISITION

BOTH EXPECTED TO CLOSE IN THIRD QUARTER;

2005 CAPITAL BUDGET INCREASED $180 MILLION, TO $525 MILLION—

DRILLING PACE TO ACCELERATE SHARPLY;

Quarterly Dividend Declared

HOUSTON, TX – July 26, 2005 – Pogo Producing Company (“PPP” – NYSE) recorded second quarter 2005 net income of $103,439,000, or $1.71 per share, on revenues of $274,564,000, up 59% from Pogo’s net income in the second quarter of 2004, which totaled $65,189,000, or $1.02 per share, on revenues of $250,697,000.  For the first half of 2005, Pogo’s net income was $162,675,000, or $2.63 per share, on revenues of $541,716,000, compared to first half 2004 net income of $136,829,000, or $2.15 per share, on revenues of $485,830,000.  The revenues, production rates and price amounts for each time period presented in this release exclude Pogo’s oil and gas activities in the Kingdom of Thailand.  Those operations have been contracted for sale and, therefore, must be classified as discontinued operations according to the accounting rules.

Discretionary cash flow in the second quarter and the first half of 2005 was $191,881,000 and $413,041,000, respectively, compared to discretionary cash flow of $200,034,000 in the second quarter and $377,811,000 in the first half of 2004.  Net cash provided by operating activities during the second quarter and first half of 2005 was $173,655,000 and $437,333,000, respectively, compared to $127,188,000 and $348,257,000 for the same time periods in 2004.

Pogo’s Chairman and Chief Executive Officer, Paul G. Van Wagenen, said, “Pogo is turning a new page in its very successful history with the pending sale of its Thailand assets, and the pending acquisition of Northrock Resources in western Canada.  We see this transition providing Pogo the basis for significant and continuing growth in both reserves and production.  We know these Canadian properties being acquired, and we believe that geoscientific expertise plus precisely targeted applications of sufficient capital can yield some impressive results for the next several years.  We are excited about the opportunity. “

GAS PRODUCTION UP WHILE OIL PRODUCTION DROPS; ENERGY PRICES RISE

Second quarter 2005 domestic liquids production, including crude oil, condensate and plant products, dropped to an average of 30,450 barrels per day, compared to Pogo’s domestic volumes of 39,079 barrels per day produced in the second quarter of 2004.

This decline in second quarter oil volumes was slightly offset by increased domestic natural gas production, averaging 254.5 million cubic feet per day (mmcf/d), up from 249.3 mmcf/d in the same quarter one year ago.

Prices for both natural gas and oil were higher in the quarter just ended.  Second quarter domestic oil and condensate prices rose to $46.62 per barrel, from $34.76 per barrel for the same quarter of 2004.  Domestic natural gas prices climbed to an average of $6.48 per thousand cubic feet (mcf) in the second quarter of 2005, from $5.79/mcf received during the same quarter last year.

SECOND QUARTER OPERATIONS

Despite Pogo’s voluntary postponement of discretionary development drilling during the quarter, Pogo still participated in 78 gross wells during the second quarter, 74 of which were successfully completed as producers.  Some two dozen additional wells were being drilled as the quarter came to a close.  Most of the second quarter drilling activity was situated in the western United States.

The 100% Pogo-owned Britt Caldwell 4-15 well in Wheeler County, Texas encountered three different pay horizons in the Atoka, the Atoka Wash and the Granite Wash intervals, testing at a combined daily rate of about 6 mmcf/d.  Pogo plans to commingle those three pay zones.  Several other wells in the same area are now budgeted.  The 89% Pogo-owned Stiles 6-25, a similar discovery in the same geographic area, tested at a rate of 1.4 mmcf/d from the Lower Atoka Wash between 15,400 feet and 15,750 feet subsurface.  Atoka and Granite Wash intervals also were encountered uphole in the Stiles well and will be tested.

In Eddy County, New Mexico, the 53%-owned and Pogo operated Lakewood 15 No. 1 well tested 174 barrels of oil and 122 mcf/d.  Pogo owns 6,900 leasehold acres in the discovery area, and several stepout wells are being planned.

In Madden Field, Wyoming, eight new Lower Fort Union producers were drilled during the quarter.  Pogo owns approximately 14% of the Madden Field.  The anticipated 20,600 feet deep Frontier horizon test well, the Frontier 1-4, has begun drilling.  It will take about seven months to reach its target depth but, if successful, could set up many more wells targeting the same prospective horizon.

DISPOSITIONS AND ACQUISITIONS

Pogo’s Thailand assets were opportunistically shopped this year given the ability to take advantage of lower statutory tax rates available in 2005 for repatriated international assets.  The price offered was acceptable to Pogo, and a binding stock purchase agreement was executed.  Pogo’s joint venture partners have waived their contractual preferential rights to purchase, and the sale can be closed after final governmental approvals are secured, which is expected to occur in the next few weeks.  Pogo’s Hungary assets have been sold and that sale is final.

Governmental approvals of Pogo’s Northrock Resources acquisition are apace.  If all goes according to plan, it should close in the third quarter.  A vigorous fourth quarter 2005 and full-year 2006 drilling program could lead to a noticeable upturn in production volumes.

COMMON STOCK REPURCHASES

Pogo’s common stock repurchase program, announced in January, is still ongoing.  The Board of Directors authorized share repurchases totaling not less than $275 million nor more than $375 million.  To date, that program has reached $236 million, representing slightly more than five million shares.  Repurchases will continue.

DEVELOPMENT DRILLING SET TO ACCELERATE

In light of high drilling and service rates and cost inefficiencies attendant with available drilling crews, Pogo elected, during the first half of this year, to postpone purely discretionary development drilling.  Drilling costs remain high but drilling efficiencies have improved, and energy prices have continued to rise, offering better calculated rates-of-return on Pogo’s high quality development drilling projects.

The drilling slow-down was initially projected to last throughout 2005, postponing the drilling of some 210 wells.  Resumption of aggressive drilling in the second half of this year will add back 75 of those postponed wells during the last half of this year, spread across all domestic divisions.  Some 40 Canadian wells will be budgeted for the final quarter of this year if the Northrock acquisition closes, on schedule, by the end of the third quarter.

CURRENT YEAR CAPITAL BUDGET INCREASED BY 52%

Pogo’s Board of Directors today authorized a $180 million (52%) increase in the 2005 capital and exploration budget, bringing it to $525 million.

Mr. Van Wagenen said, “Every operating division of the company will share in the added funding, however, a significant piece of the additional capital will be directed toward expedited drilling of discretionary development wells that had been postponed.  The year-over-year crude oil production downturn can be attributed to normal reservoir depletion, particularly in the high-volume fields in the Gulf of Mexico.  An aggressive first half development drilling program would have, we estimate, resulted in an incremental addition of at least 3,000 barrels of equivalent oil production per day in the second quarter numbers just reported.  We intend to recapture that upward momentum.”

QUARTERLY DIVIDEND DECLARED

The Board of Directors today declared a dividend of $0.0625 (six and one-quarter cents) per share of common stock to be paid August 26, 2005, to shareholders of record as of August 12, 2005.

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Natural gas
Price per Mcf	$6.48	$5.79	$6.22	$5.64
Production (sales), Mcf per day	254,506	249,261	256,670	239,879
Crude Oil and Condensate
Price per barrel	$46.62	$34.76	$45.19	$35.01
Production, barrels per day	26,303	34,403	26,448	34,228
Total liquids
Production, barrels per day	30,450	39,079	30,521	38,822

A summary of unaudited results follows, stated in thousands, except per share amounts

Revenues:
Oil and gas	$274,044	$250,479	$528,106	$485,130
Other	520	218	13,610	700
	$274,564	$250,697	$541,716	$485,830

Income from continuing operations	$73,978	$67,080	$113,487	$133,781
Income (loss) from discontinued operations, net of tax	29,461	(1,891)	49,188	3,048
Net income	$103,439	$65,189	$162,675	$136,829

Earnings (loss) per share:
Basic-
Income from continuing operations	$1.23	$1.05	$1.83	$2.10
Income (loss) from discontinued operations, net of tax	0.48	(0.03)	0.80	0.05
Net Income	$1.71	$1.02	$2.63	$2.15

Diluted-
Income from continuing operations	$1.22	$1.04	$1.82	$2.08
Income (loss) from discontinued operations, net of tax	0.48	(0.03)	0.78	0.05
Net Income	$1.70	$1.01	$2.60	$2.13

Discretionary cash flow is presented because of its wide acceptance as a financial indicator of a company’s ability to internally fund exploration and development activities and to service or incur debt.  This measure is widely used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry.  Management also views the non-GAAP measure of discretionary cash flow as a useful tool for comparisons of the Company’s financial indicators with those of peer companies that follow the full cost method of accounting.  Discretionary cash flow is a financial measure that is not calculated in accordance with generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to net cash provided by operating activities, as defined by GAAP, or as a measure of financial performance or liquidity under GAAP.  The Company defines discretionary cash flow as net cash provided by operating activities before changes in operating assets and liabilities and exploration expenses.  Other companies may define discretionary cash flow differently.

A reconciliation to net cash provided by operating activities is as follows:

Net cash provided by operating activities from continuing operations	$141,999	$107,533	$332,452	$284,057
Net cash provided by operating activities from discontinued operations	31,656	19,655	104,881	64,200
Net cash provided by operating activities	173,655	127,188	437,333	348,257
Remove changes in operating assets and liabilities (a)	14,824	67,930	(38,979)	16,167
Add back exploration expenses (a)	3,402	4,916	14,687	13,387
Discretionary cash flow	$191,881	$200,034	$413,041	$377,811

Net cash used in investing activities (a)	$(121,933)	$(109,963)	$(177,872)	$(244,387)
Net cash used in financing activities (a)	$(40,167)	$(7,540)	$(103,100)	$(104,907)

(a) Includes activities from both continuing and discontinued operations.

***

Pogo Producing Company explores for, develops and produces oil and natural gas. Headquartered in Houston, Pogo owns interests in 89 federal and state Gulf of Mexico lease blocks offshore from Louisiana and Texas.  Pogo also owns approximately 705,000 gross leasehold acres in major oil and gas provinces in the United States and 1,043,000 acres in New Zealand.  Pogo common stock is listed on the New York Stock Exchange and the Pacific Exchange under the symbol “PPP.”

Except for the historical and present factual information contained herein, the matters set forth in this release include statements of management’s current expectations as to efficiencies, cost savings, market profile and financial strength, and the competitive ability and position of the company.  Statements identified by words such as “expects,” “projects,” “plans,” “believes,” “estimates,” and similar expressions are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These and other forward-looking statements, including but not limited to any reserves projections, are subject to risks and uncertainties that may cause actual results to differ materially, including the possibility that the anticipated benefits from Pogo’s operations cannot be fully realized, the possibility that commodity prices, costs or difficulties related to the conduct of its business will be greater or lesser than expected, and the impact of competition and other risk factors relating to our industry will be greater than expected, all as detailed from time to time in Pogo’s reports filed with the Securities and Exchange Commission.  Pogo disclaims any responsibility to update these forward-looking statements.

There will be a financial analyst telephone conference call on Tuesday, July 26, 2005 at 1:30 p.m. CDT.  The call can be monitored through a live broadcast via the World Wide Web at

www.pogoproducing.com.  A rebroadcast will be available at that website through October 24, 2005.  Microsoft Media Player is required to access the webcast.  It can be downloaded from www.microsoft.com/windows/windowsmedia/.